
                                                             Filed Pursuant
                              ABFS INVESTMENT NOTES          to Rule 424(B)(3)
                                                             File No. 333-63859
                         Begin Earning These High Rates

                   Prospectus Supplement dated August 2, 1999

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

     TERM              RATE        ANNUAL YIELD
3 to 5 Months          7.50%           7.78%
6 to 11 Months         8.10%           8.43%
12 to 17 Months        8.85%           9.25%
18 to 23 Months        9.00%           9.41%
24 to 29 Months        9.25%           9.69%
30 to 35 Months        9.50%           9.96%
36 to 47 Months        9.75%          10.24%
48 to 59 Months        9.90%          10.40%
60 to 83 Months       10.70%          11.29%
84 to 119 Months      10.70%          11.29%
120 Months            11.25%          11.90%
Money Market Notes     6.15%           6.34%


           Minimum for Investment Notes and Money Market Notes $1,000

                         Ask About Our Rates For Larger
                                  Investments

                           FOR MORE INFORMATION, CALL
                                 1-800-776-4001

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                   AMERICAN BUSINESS FINANCIAL BUSINESS, INC.

 BalaPointe Office Centre o 111 Presidential Boulevard o Bala Cynwyd, PA 19004
              2255 Glades Road o Suite 311E o Boca Raton, FL 33432
             2425 E. Camelback Road o Suite 1065 o Phoenix, AZ 85016

  American Business Financial Services, Inc. is a publically traded Company (NASDAQ: ABFI) American Business Financial Services, Inc. is a NASDAQ listed company (ABFI).

* An offer can only be made by the Prospectus dated October 20, 1998, delivered in conjunction with this Rate Supplement dated August 2, 1999. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* Interest is compounded daily based on a 365-day year. The effective annual yield assumes all Interest remains invested for 365 days. The rates for Investment Notes are available through August 15, 1999.

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